Exhibit 10.34

SYNOVUS FINANCIAL CORP.
Annual Base Salaries for Named Executive Officers

Set forth below are the base salaries for persons identified as “named executive officers” of Synovus Financial Corp. for the year ended December 31, 2021, as approved by the Compensation Committee of the Board of Directors:

Name	Title	Base Salary

Kessel D. Stelling	Executive Chairman of the Board	$1,125,000
Kevin S. Blair	President and Chief Executive Officer	950,000
Andrew J. Gregory, Jr.	Executive Vice President and Chief Financial Officer	475,000
Mark G. Holladay	Executive Vice President and Chief Risk Officer	409,902
Robert W. Derrick	Executive Vice President and Chief Credit Officer	375,000